Exhibit 10.34
Letter of Indemnification
Dated April 21, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Evergreen — Hong Kong)

THIS Letter of Indemnification is made on April 21, 2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).

B.	It is currently anticipated that RGHL will indirectly acquire (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).

C.	In connection with the Acquisition, RGHL and certain of its subsidiaries will incur additional debt, and that the Existing Financing will be supplemented and/or amended. Further, certain members of the Evergreen Group will also incur additional debt, and will accede to the Existing Financing, as supplemented and/or amended, and provide certain security and/or guarantees. The Hong Kong Guarantor (as defined below) may, among other things, be required to do all or some of the following:

1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL, including the provision of unsecured guarantees in respect of such notes;

2.	accede to, and provide guarantees and/or security in respect of, the 2009 Notes, including (if relevant) any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);

3.	accede to, and provide guarantees and/or security in respect of, the Senior Credit Facilities, including the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”);

4.	accede to, and provide subordinated guarantees in respect of, the 2007 Notes; and

5.	enter into certain intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes.
     (collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.

THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Hong Kong Guarantor” means Evergreen Packaging (Hong Kong) Limited, a company formed under the laws of Hong Kong.

“Indemnitee” means each person listed in the Schedule to this Letter of Indemnification.

2.	Indemnification

Rank shall indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of the Hong Kong Guarantor in his or her capacity as a director of the Hong Kong Guarantor on written instruction from a direct or indirect shareholder of the Hong Kong Guarantor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
1.	to the extent that such indemnification is not permitted by applicable laws; or

2.	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or
(i)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy; or

(ii)	to the extent that payment has or will be made to the relevant Indemnitee by the Hong Kong Guarantor or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification.
4. Indemnification Procedure
1.	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

2.	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.
5. Severability
If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Letter of Indemnification shall be governed by and its provisions construed in accordance with English law.

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

8.	Termination

This Letter of Indemnification shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
1.	the relevant Indemnitee ceasing to serve as a director of the Hong Kong Guarantor; and

2.	the date on which all obligations of the Hong Kong Guarantor of which that Indemnitee is a director in respect of the Bank Debt, the Senior Secured Notes, the Unsecured Notes, the 2007 Notes or the relevant intercreditor arrangements are released or terminated.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.
Rank Group Limited

By:	/s/ Graeme Hart
Graeme Hart
Position: Director
Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
List of Indemnitees
• Ricardo Felipe Alvergue
• Malcolm Peter Bundey